PEASE OIL & GAS COMPANY

Pease Abandons Merger with Carpatsky
and
Restructures its "Death Spiral" Preferred

For Immediate Release - November 8, 2000

Grand Junction, Colorado - November 8, 2000 Pease Oil and Gas Company (OTC Bulletin Board: WPOG) today announced that its proposed merger with Carpatsky Petroleum, Inc. (“Carpatsky”) has been terminated. Concurrently the Company will exchange its outstanding Series B Convertible Preferred stock for a new series of Preferred to eliminate the Series B’s hyper-dilutive “death spiral” conversion feature.

Under the terms of the Termination Agreement, Carpatsky will pay Pease $80,000 in cash for certain accounting and administrative services provided to Carpatsky by Pease since October 1, 1999; will issue 1.5 million shares of Carpatsky restricted common stock; and both companies will exchange broad general releases.

The Company agreed to terminate the proposed merger with Carpatsky for several reasons, including but not limited to:

° it did not appear that the transaction could be completed in the near future without unreasonable effort and expense;
°     several of the issues that are key to Carpatsky's ultimate value remain uncertain; and
° recent successful drilling in Jackson County, Texas (combined with further processing of the seismic data) indicate that the value of our 12.5% working interest in the 130,000 acre 3-D seismic prospect may be worth significantly more than the value attributed to Pease in the proposed Carpatsky merger.

These circumstances, combined with the willingness of our Series B stockholders to restructure their investment, led the Board of Directors to believe that it was in the best interest of the Company to terminate the merger at this time.

Under its original terms, the Series B Preferred Stock was convertible into common stock at a 25% discount to the market price. This discount market feature became hyper-dilutive when the common stock price decreased beginning shortly after its issuance in December 1997. Based on a recent price of $.4375 per share, the outstanding Series B could have been converted into approximately 16.6 million shares of common, or over 95% of the common equity after a conversion. Under the terms associated with the Carpatsky merger, the Series B Preferred Stockholders were to receive

Pease Oil and Gas CompanyNews
Release - November 8, 2000 continued:

approximately 10% of the merged entity. In either case, the Pease common stockholders would be left with very little ownership in the Company. In addition, it became difficult to value the common stock because the capital structure was so uncertain. Given these circumstances, the Board of Directors determined that the Series B Preferred stock would have to be replaced or restructured in conjunction with terminating the merger.

Therefore, six institutional holders of approximately 94% of the Series B Preferred stock, representing a stated value of over $4.97 million, will exchange Series B for a new class of non-voting, non-convertible, preferred stock (known as the “Series C” Preferred stock). The new Series C Preferred must be redeemed, at its stated value, on December 31, 2005. However, the Company may, at its election, redeem the Series C at a 331/3% discount (or approximately $3.13 million if all of it is redeemed), either in whole or in part, through December 31, 2003. We are redeeming the remaining Series B at a 331/3% discount, or $210,833.

The Series C will pay dividends at 5% per annum starting in the second quarter of 2001. The Company has not paid any dividends on the Series B Preferred stock since September 1, 1999 (when the Plan of Merger was signed with Carpatsky). In connection with this restructuring, all the holders of the Series B Preferred stock have waived all the dividends in arrears.

As an inducement for the Series B Preferred stockholders to restructure their investment and grant a discounted redemption feature, the Company issued warrants to acquire up to 1,763,800 shares of common stock exercisable at $0.50 per share. These warrants will expire on December 31, 2003.

Patrick J. Duncan, President of Pease, stated: “These events will enable the Company and its stockholders to fully realize the benefit of its existing assets under a known capital structure. Recent drilling successes in Jackson County, Texas, have significantly increased our net gas production and have shed some light on the ultimate value of the 3-D prospect we invested in over three years ago. The current favorable oil and gas prices, combined with the recent discoveries, has provided the Company with meaningful cash flow, and profitability for 2000. Even though we terminated the merger agreement with Carpatsky, we will continue to seek and evaluate accretive transactions while the value of our prospect inventory unfolds.”

Pease Oil and Gas Company is an independent energy Company engaged in the exploration, acquisition and the development of oil and gas properties using 3-D seismic technology. For more information contact Patrick J. Duncan, President/CFO at (970) 245-5917.